SHAREHOLDER MEETING RESULTS


A Special Meeting of Shareholders (the "Meeting") of the AARP funds was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for each fund with Scudder Kemper Investments, Inc.


        AARP Income Trust                                                 Number of Votes:
        -----------------                               --------------------------------------------------------
                                                                                                        Broker
                                                            For          Against        Abstain       Non-Votes*
                                                            ---          -------        -------       ----------
         AARP Bond Fund for Income                        8,904,816        55,129        165,896           0
         AARP GNMA and U.S. Treasury Fund               168,057,365     2,477,506      6,143,897           0
         AARP High Quality Short Term Bond Fund          15,725,319       264,948        521,562           0

2. (For shareholders of AARP U.S. Stock Index Fund only.) To approve a new subadvisory agreement for the fund between Scudder Kemper Investments, Inc. and Bankers Trust Company.

3.       To approve the new Member Services Agreement between AARP Financial
         Services Corporation and Scudder Kemper Investments, Inc.


        AARP Income Trust                                                 Number of Votes:
        -----------------                               --------------------------------------------------------
                                                                                                        Broker
                                                            For          Against        Abstain       Non-Votes*
                                                            ---          -------        -------       ----------

         AARP Bond Fund for Income                        8,923,391        49,634        152,816           0
         AARP GNMA and U.S. Treasury Fund               167,986,934     2,231,423      6,460,411           0
         AARP High Quality Short Term Bond Fund          15,743,876       232,853        535,100           0

4. To approve the revision of each fund's fundamental lending policy.


        AARP Income Trust                                                 Number of Votes:
        -----------------                               --------------------------------------------------------
                                                                                                        Broker
                                                            For          Against        Abstain       Non-Votes*
                                                            ---          -------        -------       ----------

         AARP Bond Fund for Income                        8,708,450       102,823        313,786            782
         AARP GNMA and U.S. Treasury Fund               162,630,877     4,277,654      9,440,212        330,025
         AARP High Quality Short Term Bond Fund          15,237,926       487,557        771,890         14,456


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*   Broker non-votes are proxies received by the fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.